Exhibit 99.1

Contact: Jeff Harkins

Investor Relations

940-297-3877

Sally Beauty Holdings, Inc. Announces Fourth Quarter Results

•                  Plan to Restructure International Operations

•                  Strategic Investments to Drive Growth

DENTON, Texas, November 15, 2017 — Sally Beauty Holdings, Inc. (NYSE: SBH) (“the Company”) today announced financial results for the fourth quarter and fiscal year ended September 30, 2017.  The Company will hold a conference call today at 7:30 a.m. (Central) to discuss these results and its business.

Fiscal 2017 Fourth Quarter Overview

Consolidated net sales were $974.2 million in the fourth quarter, a decrease of 0.2% compared to the prior year.  Same store sales decreased 1.4% in the quarter. Hurricanes Harvey, Irma and Maria (collectively, “the Hurricanes”) resulted in a number of store closures from late August through the end of the Company’s fiscal year.  The negative impact of the Hurricanes on sales growth and same store sales growth was approximately 80 basis points and 70 basis points, respectively. Additionally, foreign currency translation had a favorable impact of approximately 60 basis points on reported sales growth. Reported diluted earnings per share in the fourth quarter were $0.27, a decrease of 25.0% compared to the prior year, driven primarily by expenses related to both the Company’s debt refinancing and 2017 Restructuring Plan. Adjusted diluted earnings per share in the fourth quarter were $0.45, growth of 9.8% compared to the prior year. The Hurricanes negatively impacted both reported and adjusted diluted earnings per share in the quarter by approximately $0.03.

“Even after considering the challenges created by the natural disasters in the quarter, which impacted August and September, our revenue fell short of our expectations,” said Chris Brickman, President and Chief Executive Officer. “However, the modest decline in consolidated net sales was offset by the successful completion of our 2017 restructuring plan, tight control of discretionary expenses, the successful refinancing of a large portion of our long term debt and the continued use of our strong cash flows to acquire shares of our common stock.”

“Driving revenue and earnings growth remains our top priority. To that end, today we are announcing the commencement of a restructuring of our international operations in order to leverage the full scale of our consolidated European business and deliver additional cost savings. At the same time, we are making investments in our e-commerce capabilities that will allow us to support two-day delivery to more than 90% of U.S. households by the middle of fiscal 2018. In addition, we have planned a number of exciting new product launches and improvements to our CRM, marketing and promotional strategies that we expect will build the foundation to drive future growth.”

“We believe that these changes, combined with the strength and stability of our large and growing Beauty Systems Group distribution business, will keep us on the path to long term earnings growth,” Brickman concluded.

Additional Fourth Quarter Financial Detail

Gross margin for the fourth quarter was 49.5%, essentially flat versus the prior year. Benefits from strategic pricing initiatives in both segments and a customer mix shift in the Sally Beauty segment were offset by a shift in segment mix.

Reported operating earnings and operating margin in the fourth quarter were $111.8 million and 11.5%, respectively, compared to reported operating earnings and operating margin of $110.8 million and 11.4%, respectively, in the prior year. Adjusted operating earnings and operating margin (excluding charges related to the Company’s 2017 Restructuring Plan) were $120.2 million and 12.3%, respectively, compared to adjusted operating earnings and operating margin of $123.5 million and 12.6%, respectively, in the prior year.  The Hurricanes negatively impacted both reported and adjusted operating earnings in the fourth quarter by approximately $7.7 million, representing both the impact of lost sales from store closures and costs related to both inventory write-offs and asset impairments.

The Company repurchased (and subsequently retired) a total of 3.0 million shares of common stock during the fourth quarter at an aggregate cost of $59.5 million. Share repurchases for fiscal year 2017 were approximately $346.1 million.

International Restructuring Plan

The Company successfully completed its 2017 Restructuring Plan, which was focused primarily on its North American operations.  Total charges incurred in fiscal 2017 in connection with the 2017 Restructuring Plan were $22.7 million, consisting primarily of employee separation and facility closure costs.  The Company expects annualized benefits from the 2017 Restructuring Plan of approximately $20 million, with a benefit of approximately $10 million recorded in fiscal 2017.

The Company is today announcing the commencement of an international restructuring plan (the “International Restructuring Plan”) focused on significantly improving the profitability of its international businesses, with particular focus on its European operations.  The Company expects to incur restructuring charges in the range of $12 million to $14 million, with approximately $10 million to be recorded in fiscal 2018, related primarily to potential employee separation costs. Additionally, the Company expects to realize annualized benefits in the range of approximately $12 million to $14 million from the initiative, with a benefit of approximately $8 million realized in fiscal 2018.

Fiscal Year 2018 Guidance

For fiscal year 2018, the Company expects both a continued challenging retail environment in the U.S. and a lingering impact from the Hurricanes, particularly from Hurricane Maria in Puerto Rico, in the first half of the fiscal year.  As such, the Company expects full year consolidated same store sales to be approximately flat, with more challenging comparisons in the first half of the fiscal year versus the second half of the fiscal year.  The Company also expects the number of new store openings to be offset by strategic store closures, resulting in approximately flat net store count versus the prior year, and a minimal impact on reported revenue from foreign currency translation.

Full year gross margin is expected to expand by approximately 10 basis points, driven by strategic pricing initatives in both segments, a customer mix shift in the Sally U.S. business and an increase in vendor allowances, only partially offset by a segment mix shift and modest pricing adjustments in the Sally U.S. business — typically on low-velocity SKU’s — designed to support the brand’s value proposition.

Full year SG&A (including depreciation and amortization expense) is expected to be approximately 37.7% versus 37.2% in fiscal year 2017, reflecting the operating expense impact of  key investments to accelerate e-commerce growth, investments in both a new inventory merchandising and planning system to support the U.S. and Canadian businesses and a new point-of sale system for our BSG business, continued inflation in both store and distribution center wages and the expectation of normalized levels of incentive compensation expense in fiscal 2018, partially offset by benefits from both the 2017 Restructuring Plan and the newly-announced International Restructuring Plan.

Reported operating earnings are expected to increase slightly, due primarily to lower restructuring costs in fiscal year 2018. Adjusted operating earnings, including the impact of the Hurricanes in both years, are expected to decline slightly due to the strategic investments noted above. However, the Company expects full year benefits from its recent debt refinancing and lower average share count to result in solid growth in both full year reported diluted earnings per share and full year adjusted diluted earnings per share.

Fiscal 2017 Full Year Financial Highlights

For the full fiscal year, consolidated net sales were $3.94 billion, a decrease of 0.4%, and same store sales declined 0.7%. The Hurricanes negatively impacted both full year sales growth and full year same store sales growth by approximately 20 basis points. Foreign currency translation had a negative impact of approximately 80 basis points on full year consolidated sales growth.  In addition, an extra day of selling in fiscal year 2016, which was a leap year, negatively impacted consolidated same store sales growth in fiscal year 2017 by approximately 40 basis points.

Full year gross margin increased 20 basis points to 49.9%, driven primarily by strategic pricing initiatives in both segments and customer mix in the Sally Beauty segment.

Reported operating earnings and operating margin for the full fiscal year were $478.6 million and 12.2%, respectively, compared to reported operating earnings and operating margin of $498.3 million and 12.6%, respectively, in the prior year. Adjusted operating earnings and operating margin (excluding charges related to the Company’s 2017 Restructuring Plan) were $501.3 million and 12.7%, respectively, compared to adjusted operating earnings and operating margin of $515.5 million and 13.0%, respectively, in the prior fiscal year.

Reported diluted earnings per share for the full fiscal year were $1.56, growth of 4.0% compared to the prior year. Adjusted diluted earnings per share in fiscal 2017 were $1.80, growth of 4.7% compared to the prior year. The Hurricanes negatively impacted both reported and adjusted diluted earnings per share in the fiscal year by approximately $0.03.

Additional Fiscal 2017 Fourth Quarter and Full Year Details

Adjusted EBITDA in the fourth quarter was $150.4 million, a decrease of 1.8% from the prior year, and Adjusted EBITDA margin was 15.4%, a decline of approximately 30 basis points from the prior year.  Full year Adjusted EBITDA was $624.1 million, a decrease of 0.6% from the prior year, and Adjusted EBITDA margin was 15.8%, a decline of approximately 10 basis points from the prior year.

Inventory at quarter end was $930.9 million, up 2.6% from the prior year. The increase was due primarily to new store growth, the addition of new brands and foreign currency translation.

Capital expenditures in the quarter were $23.1 million, and full year capital expenditures were $89.6 million, primarily for information technology projects, new stores openings and distribution facility upgrades.

Fiscal 2017 Fourth Quarter Segment Results

Sally Beauty Supply (“Sally”)

•                 Net sales were $584.4 million in the quarter, a decrease of 0.8% versus the prior year. Foreign currency translation boosted the segment’s revenue growth in the quarter by 80 basis points. Same store sales decreased 2.5%, with the Hurricanes contributing approximately 90 basis points of the decline.

•                 Net store count at year-end was 3,782, an increase of one from the prior fiscal year-end.

•                 Gross margin increased 10 basis points to 55.1% in the quarter. Gross margin benefitted from strategic pricing initiatives and a shift in customer mix between retail and professional.

•                 Reported operating earnings were $91.2 million in the quarter, a decrease of 7.0% versus the prior year. Reported operating earnings were negatively impacted by the sales decline and inventory write-off and repairs related to the Hurricanes. Reported operating margin was 15.6%, a 100 basis point decrease from the prior year.

Beauty Systems Group (“BSG”)

•                 Net sales were $389.8 million in the quarter, an increase of 0.7% vs. the prior year, driven by growth in same store sales, incremental sales from acquisitions and an increase in net new stores, partially offset by the negative impact from the Hurricanes. Foreign currency translation increased BSG’s revenue growth by approximately 30 basis points. Same store sales grew 1.0%, with a 40 basis point negative impact from the Hurricanes.

•                 Net store count at year-end was 1,368, up 30 from the prior fiscal year-end.

•                 Gross margin increased 10 basis points, to 41.2%, in the quarter.

•                 Reported operating earnings were $61.1 million in the quarter, an increase of 0.4% versus the prior year, driven by the modest revenue growth and gross margin improvement. Reported operating margin in the quarter was 15.7%, essentially flat to the prior year.

•                 Total distributor sales consultants at quarter end were 829 versus 914 at the end of the prior year. This decrease is due primarily to a decline in the number of distributor sales consultants employed by BSG’s Armstrong McCall franchise business.

Fiscal 2017 Full Year Segment Results

Sally Beauty Supply (“Sally”)

•                 Net sales were $2.35 billion in fiscal year 2017, a decrease of 1.7% versus the prior fiscal year. Foreign currency translation negatively impacted full year revenue growth by 130 basis points.  Same store sales decreased 1.6%, including a 20 basis point negative impact from the Hurricanes and a 30 basis point negative impact from fiscal 2016 being a leap year.

•                 Gross margin increased 50 basis points to 55.6% in fiscal year 2017. Gross margin benefitted from strategic pricing initiatives and a shift in customer mix between retail and professional.

•                 Reported operating earnings were $385.4 million in fiscal year 2017, a decrease of 6.4% versus the prior fiscal year.  Reported operating earnings were negatively impacted by the sales decline and inventory write-off and repairs related to the Hurricanes. Reported operating margin was 16.4%, a 90 basis point decrease from the prior fiscal year.

Beauty Systems Group (“BSG”)

•                 Net sales were $1.59 billion in fiscal year 2017, an increase of 1.7% vs. the prior year fiscal year, driven by growth in same store sales, incremental sales from acquisitions and net new stores. Foreign currency translation had essentially no impact on revenue growth. Same store sales growth was 1.3%, including a 10 basis point negative impact from the Hurricanes and a 40 basis point negative impact from the fiscal 2016 being a leap year.

•                 Gross margin increased 10 basis points to 41.5% in fiscal year 2017.

•                 Reported operating earnings were $254.7 million in fiscal year 2017, an increase of 0.9% versus the prior fiscal year, driven by the modest revenue growth and gross margin expansion.  Reported operating margin was 16.0%, a decline of approximately 10 basis points from the prior fiscal year.

Conference Call and Where You Can Find Additional Information

The Company will hold a conference call and audio webcast today to discuss its financial results and its business at approximately 7:30 a.m. (Central).  During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.  Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, investor.sallybeautyholdings.com.  The conference call can be accessed by dialing 877-531-2988 (International:  612-332-0720).  The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals.  If you are unable to listen to this conference call, the replay will be available at about 9:30 a.m. (Central) November 15, 2017, through November 22, 2017, by dialing 800-475-6701 or if international dial 320-365-3844 and reference the conference ID number 430498.  Also, a website replay will be available on investor.sallybeautyholdings.com

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of approximately $3.9 billion annually.  Through the

Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through 5,150 stores, including approximately 187 franchised units, and has operations throughout the United States, the United Kingdom, Belgium, Chile, Peru, Colombia, France, the Netherlands, Canada, Puerto Rico, Mexico, Ireland, Spain and Germany.  Sally Beauty Supply stores offer up to 8,000 products for hair, skin, and nails through professional lines such as OPI®, China Glaze®, Wella®, Clairol®, Conair® and Hot Shot Tools®, as well as an extensive selection of proprietary merchandise. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 10,500 professionally branded products including Paul Mitchell®, Wella®, Matrix®, Schwarzkopf®, Kenra®, Goldwell®, Joico® and Aquage®, intended for use in salons and for resale by salons to retail consumers. For more information about Sally Beauty Holdings, Inc., please visit sallybeautyholdings.com.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would,” or similar expressions may also identify such forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made.  Any forward-looking statements involve risks and uncertainties that could cause  actual events or results to  differ materially from the events or results described  in the forward-looking statements, including, but not limited to, risks and uncertainties related to: anticipating and effectively responding to changes in consumer and professional stylist preferences and buying trends in a timely manner; the  success  of our strategic initiatives,  including our store refresh program and increased marketing efforts, to enhance the customer experience, attract new customers, drive brand awareness and improve customer loyalty; our ability to efficiently manage and control our costs and the success of our cost control plans, including our recently announced restructuring plan; our ability to implement our restructuring plan in various jurisdictions; our ability to manage the effects of our cost reduction plans on our employees and other operations costs; charges related to the restructuring plan; possible changes in the size and components of the expected costs and charges associated with the restructuring plan; our ability to realize the anticipated cost savings from the restructuring plan within the anticipated time frame, if at all; the highly competitive nature of, and the increasing consolidation of, the beauty products distribution industry; the timing and acceptance of new product introductions; shifts in the mix of product sold during any period; potential fluctuation in our same store sales and quarterly financial performance; our dependence upon manufacturers who may be unwilling or unable to continue to supply products to us; our dependence upon manufacturers who have developed or could develop their own distribution businesses which compete directly with ours; the possibility of material interruptions in the supply of products by our third-party manufacturers or distributors or increases in the prices of products we purchase from our third-party manufacturers or distributors; products sold by us being found to be defective in labeling or content; compliance with current laws and regulations or becoming subject to additional or more stringent laws and regulations; the success of our e-commerce businesses; diversion of professional products sold by Beauty Systems Group to mass retailers or other unauthorized resellers; the operational and financial performance of our franchise-based business; successfully identifying acquisition candidates and successfully completing desirable acquisitions; integrating acquired businesses; the success of our initiatives to expand into new geographies; the success of our existing stores, and our ability to increase sales at existing stores; opening and operating new stores profitably; the volume of traffic to our stores; the impact of the general economic conditions upon our business; the challenges of conducting business outside the United States; the impact of Britain’s recent decision to leave the European Union and related or other disruptive events in the European Union or other geographies in which we conduct business; rising labor and rental costs; protecting our intellectual property rights, particularly our trademarks; the risk that our products may infringe on the intellectual property rights of others; successfully updating and integrating our  information  technology systems; disruption in our  information  technology systems; a significant data security breach, including misappropriation of our customers’, or employees’ or suppliers’ confidential information, and the potential costs related thereto; the negative impact on our reputation and loss of confidence of our customers, suppliers and others arising from a significant data security breach; the costs and diversion of management’s attention required to investigate and remediate a data security breach and to continuously upgrade our information technology security systems to address evolving cyber-security threats; the ultimate determination of the extent or scope of the potential liabilities relating to our past or any future data security incidents; our ability to attract or retain highly skilled management and other personnel; severe weather, natural disasters or acts of violence or terrorism; the preparedness of our accounting and other management systems to meet financial reporting and other requirements and the upgrade of our existing financial reporting system; being a holding company, with no operations of our own, and depending on our subsidiaries for our liquidity needs; our ability to execute and implement our common stock  repurchase program; our  substantial indebtedness; the  possibility that we may incur substantial additional debt, including secured debt, in the future; restrictions and limitations in the agreements and instruments governing our debt; generating the significant amount of cash needed to service all of our debt and refinancing all or a portion of our indebtedness or obtaining additional financing; changes in interest rates increasing the cost of servicing our debt; and the costs and effects of litigation.

Additional factors that could cause actual events or results to differ materially from the events or results described in the forward-looking statements can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K for the year ended September 30, 2017, as filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. We assume no obligation to publicly update or revise any forward-looking statements

Use of Non-GAAP Financial Measures

This news release and the schedules hereto include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the United States, or GAAP, and are therefore referred to as non-GAAP financial measures: (1) Adjusted EBITDA and EBITDA margin; (2) adjusted operating earnings and operating margin; (3) adjusted diluted earnings per share and (4) operating free cash flow.  We have provided definitions below for these non-GAAP financial measures and have provided tables in the schedules hereto to reconcile these non-GAAP financial measures to the comparable GAAP financial measures.

Adjusted EBITDA and EBITDA Margin - We define the measure Adjusted EBITDA as GAAP net earnings before depreciation and amortization, interest expense, income taxes, share-based compensation, and costs related to the Company’s previously announced Restructuring Plan, data security incidents, management transition plan, executive separation expenses and asset impairment for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

Adjusted Operating Earnings, Selling, General and Administrative Expenses and Operating Margin — Adjusted operating earnings are GAAP operating earnings that excludes costs related to the Company’s previously announced Restructuring Plan, data security incidents, management transition plan, executive separation expenses and asset impairment charges for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.  Adjusted Operating Margin is Adjusted Operating Earnings as a percentage of net sales.

Adjusted Diluted Net Earnings Per Share — Adjusted diluted net earnings per share is GAAP diluted earnings per share that exclude costs related to the Company’s previously announced Restructuring Plan, loss on debt extinguishment and related interest overlap, data security incidents, management transition plan, executive separation expenses and asset impairment as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Operating Free Cash Flow — We define the measure Operating Free Cash Flow as GAAP net cash provided by operating activities less capital expenditures.  We believe Operating Free Cash Flow is an important liquidity measure that provides useful information to investors about the amount of cash generated from operations after taking into account capital expenditures.

We believe that these non-GAAP financial measures provide valuable information regarding our earnings and business trends by excluding specific items that we believe are not indicative of the ongoing operating results of our businesses; providing a useful way for investors to make a comparison of our performance over time and against other companies in our industry.

We have provided these non-GAAP financial measures as supplemental information to our GAAP financial measures and believe these non-GAAP measures provide investors with additional meaningful financial information regarding our operating performance and cash flows.  Our management and Board of Directors also use these non-GAAP measures as supplemental measures to evaluate our businesses and the performance of management, including the determination of performance-based compensation, to make operating and strategic decisions, and to allocate financial resources. We believe that these non-GAAP measures also provide meaningful information for investors and securities analysts to evaluate our historical and prospective financial performance.  These non-GAAP measures should not be considered a substitute for or superior to GAAP results.  Furthermore, the non-GAAP measures presented by us may not be comparable to similarly titled measures of other companies.

Supplemental Schedules

Segment Information	1

Non-GAAP Financial Measures Reconciliations	2-3

Non-GAAP Financial Measures Reconciliations Continued; Adjusted EBITDA and Operating Free Cash Flow	4

Store Count and Same Store Sales	5

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,			Twelve Months Ended September 30,
	2017	2016	Percentage Change	2017	2016	Percentage Change

Net sales	$974,195	$976,358	-0.2%	$3,938,317	$3,952,618	-0.4%
Cost of products sold	491,753	492,917	-0.2%	1,973,422	1,988,678	-0.8%
Gross profit	482,442	483,441	-0.2%	1,964,895	1,963,940	0.0%
Selling, general and administrative expenses (1)	333,913	345,489	-3.4%	1,351,296	1,365,986	-1.1%
Depreciation and amortization	28,352	27,133	4.5%	112,323	99,657	12.7%
Restructuring charges	8,414	—	100.0%	22,679	—	100.0%
Operating earnings	111,763	110,819	0.9%	478,597	498,297	-4.0%
Interest expense (2)	52,283	26,620	96.4%	132,899	144,237	-7.9%
Earnings before provision for income taxes	59,480	84,199	-29.4%	345,698	354,060	-2.4%
Provision for income taxes	23,761	31,578	-24.8%	130,622	131,118	-0.4%
Net earnings	$35,719	$52,621	-32.1%	$215,076	$222,942	-3.5%

Earnings per share:
Basic	$0.27	$0.36	-25.0%	$1.56	$1.51	3.3%
Diluted	$0.27	$0.36	-25.0%	$1.56	$1.50	4.0%

Weighted average shares:
Basic	130,543	145,504		137,533	147,179
Diluted	131,163	147,118		138,176	148,803

			Basis Point Change			Basis Point Change
Comparison as a percentage of net sales
Consolidated gross margin	49.5%	49.5%	0	49.9%	49.7%	20
Selling, general and administrative expenses	34.3%	35.4%	(110)	34.3%	34.6%	(30)
Consolidated operating margin	11.5%	11.4%	10	12.2%	12.6%	(40)

Effective tax rate	39.9%	37.5%	240	37.8%	37.0%	80

(1)  For the three months ended September 30, 2016, selling, general and administrative expenses include $12.0 million of expenses incurred in connection with the data security incidents. For the twelve months ended September 30, 2016, expenses incurred in connection with the data security incidents were $14.6 million, and selling, general and administrative expenses also include $1.3 million of expenses related to the management transition plan disclosed in the fiscal year 2016.

(2)  For the three and twelve months ended September 30, 2017, interest expense includes a loss on extinguishment of debt of $28.0 million in connection with our July 2017 redemption of our senior notes due 2022 and, for the twelve months ended September 30, 2016, a loss on extinguishment of debt of $33.3 million in connection with our December 2015 redemption of our senior notes due 2019.

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	As of September 30,
	2017	2016

Cash and cash equivalents	$63,759	$86,622
Trade and other accounts receivable	92,241	83,983
Inventory	930,855	907,337
Other current assets	55,223	54,861
Deferred income tax assets	28,425	40,024
Total current assets	1,170,503	1,172,827
Property and equipment, net	313,717	319,558
Goodwill and other intangible assets	618,096	625,677
Other assets	20,777	14,001
Total assets	$2,123,093	$2,132,063

Current maturities of long-term debt	$96,082	$716
Accounts payable	307,752	271,376
Accrued liabilities	168,498	214,584
Income taxes payable	2,233	1,989
Total current liabilities	574,565	488,665
Long-term debt, including capital leases	1,771,853	1,783,294
Other liabilities	20,140	21,614
Deferred income tax liabilities	120,151	114,656
Total liabilities	2,486,709	2,408,229
Total stockholders’ deficit	(363,616)	(276,166)
Total liabilities and stockholders’ deficit	$2,123,093	$2,132,063

Supplemental Schedule 1

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended September 30,			Twelve Months Ended September 30,
	2017	2016 (1)	Percentage Change	2017	2016 (1)	Percentage Change
Net sales:
Sally Beauty Supply (“SBS”)	$584,384	$589,269	-0.8%	$2,345,116	$2,386,337	-1.7%
Beauty Systems Group (“BSG”)	389,811	387,089	0.7%	1,593,201	1,566,281	1.7%
Total net sales	$974,195	$976,358	-0.2%	$3,938,317	$3,952,618	-0.4%

Operating earnings:
SBS	$91,162	$98,032	-7.0%	$385,407	$411,824	-6.4%
BSG	61,061	60,794	0.4%	254,691	252,442	0.9%
Segment operating earnings	152,223	158,826	-4.2%	640,098	664,266	-3.6%

Unallocated expenses (2)	(32,046)	(48,007)	-33.2%	(138,822)	(165,969)	-16.4%
Restructuring charges	(8,414)	—	100.0%	(22,679)	—	100.0%
Interest expense (3)	(52,283)	(26,620)	96.4%	(132,899)	(144,237)	-7.9%
Earnings before provision for income taxes	$59,480	$84,199	-29.4%	$345,698	$354,060	-2.4%

	2017	2016 (1)	Basis Point Change	2017	2016 (1)	Basis Point Change
Segment gross margin:
SBS	55.1%	55.0%	10	55.6%	55.1%	50
BSG	41.2%	41.1%	10	41.5%	41.4%	10

Segment operating margin:
SBS	15.6%	16.6%	(100)	16.4%	17.3%	(90)
BSG	15.7%	15.7%	0	16.0%	16.1%	(10)
Consolidated operating margin	11.5%	11.4%	10	12.2%	12.6%	(40)

(1)   Certain amounts for the prior fiscal periods have been reclassified to conform to the current period presentation in connection with the realignment of a business unit from the BSG segment to the SBS segment.

(2)  Unallocated expenses, including share-based compensation expenses, consist of corporate and shared costs and are included in selling, general and administrative expenses. For the three months ended September 30, 2016, unallocated expenses include $12.0 million of expenses incurred in connection with the data security incidents. For the twelve months ended September 30, 2016, expenses incurred in connection with the data security incidents were $14.6 million, and unallocated expenses also include $1.3 million of expenses related to the management transition plan disclosed in the fiscal year 2016.

(3)  For the three and twelve months ended September 30, 2017, interest expense includes a loss on extinguishment of debt of $28.0 million in connection with our July 2017 redemption of our senior notes due 2022 and, for the twelve months ended September 30, 2016, a loss on extinguishment of debt of $33.3 million in connection with our December 2015 redemption of our senior notes due 2019.

Supplemental Schedule 2

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30, 2017
	As Reported	Loss on Extinguishment of Debt (1)	Restructuring Charges (2)(4)	As Adjusted (Non-GAAP)

Selling, general and administrative expenses	$333,913			$333,913
SG&A expenses, as a percentage of net sales	34.3%			34.3%
Operating earnings	111,763		$8,414	120,177
Operating margin	11.5%			12.3%

Earnings before provision for income taxes	59,480	$27,981	8,414	95,875
Provision for income taxes (4)	23,761	10,633	2,440	36,834
Net earnings	$35,719	$17,348	$5,974	$59,041

Earnings per share:
Basic	$0.27	$0.13	$0.05	$0.45
Diluted	$0.27	$0.13	$0.05	$0.45

	Three Months Ended September 30, 2016
	As Reported	Charges from Data Security Incidents (3)	Executive Separation Expenses	As Adjusted (Non-GAAP)

Selling, general and administrative expenses	$345,489	$(11,995)	$(679)	$332,815
SG&A expenses, as a percentage of net sales	35.4%			34.1%
Operating earnings	110,819	11,995	679	123,493
Operating margin	11.4%			12.6%
Earnings before provision for income taxes	84,199	11,995	679	96,873
Provision for income taxes (4)	31,578	4,558	258	36,394
Net earnings	$52,621	$7,437	$421	$60,479

Earnings per share:
Basic	$0.36	$0.05	$0.00	$0.42
Diluted	$0.36	$0.05	$0.00	$0.41

(1)  Loss on extinguishment of debt is included in interest expense and represents call premiums and other expenses incurred in connection with our July 2017 redemption of our senior notes due 2022.

(2)  Restructuring charges represent costs and expenses incurred in connection with the restructuring plan disclosed earlier this year.

(3)  Charges from data security incidents are included in selling, general and administrative expenses and represent expenses (including assessments by credit card networks, remediation costs, and other costs and expenses) incurred in connection with the data security incidents disclosed earlier.

(4) Unless otherwise indicated, the income tax provision associated with fiscal year 2017 and 2016 adjustments to net earnings was calculated using an effective tax rate of 38.0%. The income tax provision associated with the restructuring charges was calculated using a 29% tax rate since realization of a tax benefit for portions of this expense is currently not deemed probable.

Supplemental Schedule 3

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands, except per share data)

(Unaudited)

	Twelve Months Ended September 30, 2017
	As Reported	Loss on Extinguishment of Debt (1)	Restructuring Charges (2)(4)	As Adjusted (Non-GAAP)

Selling, general and administrative expenses	$1,351,296			$1,351,296
SG&A expenses, as a percentage of net sales	34.3%			34.3%
Operating earnings	478,597		$22,679	501,276
Operating margin	12.2%			12.7%
Earnings before provision for income taxes	345,698	$27,981	22,679	396,358
Provision for income taxes (4)	130,622	10,633	6,917	148,172
Net earnings	$215,076	$17,348	$15,762	$248,186

Earnings per share:
Basic	$1.56	$0.13	$0.11	$1.80
Diluted	$1.56	$0.13	$0.11	$1.80

	Twelve Months Ended September 30, 2016
	As Reported	Loss on Extinguishment of Debt (1)	Overlapping Interest Expense (1)	Charges from Data Security Incidents (3)	Management Transition Expenses (3)	Executive Separation Expenses	Asset Impairment Charge	As Adjusted (Non-GAAP)

Selling, general and administrative expenses	$1,365,986			$(14,615)	$(1,318)	$(679)	$(571)	$1,348,803
SG&A expenses, as a percentage of net sales	34.6%							34.1%
Operating earnings	498,297			14,615	1,318	679	571	515,480
Operating margin	12.6%							13.0%
Earnings before provision for income taxes	354,060	$33,296	$2,148	14,615	1,318	679	571	406,687
Provision for income taxes (4)	131,118	12,652	816	5,554	501	258	217	151,116
Net earnings	$222,942	$20,644	$1,332	$9,061	$817	$421	$354	$255,571

Earnings per share:
Basic	$1.51	$0.14	$0.01	$0.06	$0.01	$0.00	$0.00	$1.74
Diluted	$1.50	$0.14	$0.01	$0.06	$0.01	$0.00	$0.00	$1.72

(1)  Loss on extinguishment of debt is included in interest expense and, for the fiscal year 2017, represents call premiums and other expenses of $28.0 million incurred in connection with our July 2017 redemption of our senior notes due 2022. For the twelve months ended September 30, 2016, loss on extinguishment of debt in connection with our December 2015 redemption of our senior notes due 2019 was $33.3 million. In addition, interest expense of $2.1 million was incurred on the senior notes due 2019 after December 3, 2015 and until their redemption, as well as interest on our senior notes due 2025 issued on December 3, 2015. These pro-forma adjustments assume the senior notes due 2019 were redeemed on December 3, 2015.

(2)  Restructuring charges represent costs and expenses incurred in connection with the restructuring plan disclosed earlier in 2017.

(3)  Charges from data security incidents are included in selling, general and administrative expenses and represent expenses, including assessments by credit card networks and other costs and expenses, incurred in connection with the data security incidents disclosed earlier. For the twelve months ended September 30, 2016, selling, general and administrative expenses also include expenses of $1.3 million incurred in connection with management transition plan disclosed in the fiscal year 2016.

(4)  Unless otherwise indicated, the income tax provision associated with fiscal year 2017 and 2016 adjustments to net earnings was calculated using an effective tax rate of 38.0%. The income tax provision associated with the restructuring charges was calculated using a 30.5% tax rate since realization of a tax benefit for portions of this expense is currently not deemed probable.

Supplemental Schedule 4

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands)

(Unaudited)

	Three Months Ended September 30,			Twelve Months Ended September 30,
Adjusted EBITDA:	2017	2016	Percentage Change	2017	2016	Percentage Change

Net earnings	$35,719	$52,621	-32.1%	$215,076	$222,942	-3.5%
Add:
Depreciation and amortization	28,352	27,133	4.5%	112,323	99,657	12.7%
Interest expense (1)	52,283	26,620	96.4%	132,899	144,237	-7.9%
Provision for income taxes	23,761	31,578	-24.8%	130,622	131,118	-0.4%
EBITDA (non-GAAP)	140,115	137,952	1.6%	590,920	597,954	-1.2%
Share-based compensation	1,918	2,570	-25.4%	10,507	12,580	-16.5%
Restructuring charges	8,414	—	100.0%	22,679	—	100.0%
Charges from data security incidents (2)	—	11,995	-100.0%	—	14,615	-100.0%
Management transition expenses (2)	—	—	0.0%	—	1,318	-100.0%
Executive separation expenses	—	679	-100.0%	—	679	-100.0%
Assets impairment charge	—	—	0.0%	—	571	-100.0%
Adjusted EBITDA (non-GAAP)	$150,447	$153,196	-1.8%	$624,106	$627,717	-0.6%

			Basis Point Change			Basis Point Change
Adjusted EBITDA as a percentage of net sales
Adjusted EBITDA margin	15.4%	15.7%	(30)	15.8%	15.9%	(10)

Operating Free Cash Flow:	2017	2016	Percentage Change	2017	2016	Percentage Change
Net cash provided by operating activities	$120,963	$102,192	18.4%	$344,378	$351,005	-1.9%
Less:
Payments for property and equipment, net	(23,096)	(40,419)	-42.9%	(89,625)	(148,689)	-39.7%
Operating free cash flow (non-GAAP)	$97,867	$61,773	58.4%	$254,753	$202,316	25.9%

(1)  For the three and twelve months ended September 30, 2017, interest expense includes a loss on extinguishment of debt of $28.0 million in connection with our July 2017 redemption of our senior notes due 2022 and, for the twelve months ended September 30, 2016, a loss on extinguishment of debt of $33.3 million in connection with our December 2015 redemption of our senior notes due 2019.

(2)  For the three months ended September 30, 2016, selling, general and administrative expenses include $12.0 million of expenses incurred in connection with the data security incidents. For the twelve months ended September 30, 2016, expenses incurred in connection with the data security incidents were $14.6 million, and selling, general and administrative expenses also include $1.3 million of expenses related to the management transition plan disclosed in the fiscal year 2016.

Supplemental Schedule 5

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Same Store Sales

(Unaudited)

	As of September 30,
	2017	2016	Change

Number of stores:
Sally Beauty Supply (“SBS”):
Company-operated stores	3,763	3,763	—
Franchise stores	19	18	1
Total SBS	3,782	3,781	1
Beauty Systems Group (“BSG”):
Company-operated stores	1,200	1,174	26
Franchise stores	168	164	4
Total BSG	1,368	1,338	30
Total consolidated	5,150	5,119	31
Number of BSG distributor sales consultants	829	914	(85)

	Three Months Ended September 30,			Twelve Months Ended September 30,
	2017	2016	Basis Point Change	2017	2016	Basis Point Change
Same store sales growth (decline) (1)
SBS	-2.5%	0.8%	(330)	-1.6%	1.7%	(330)
BSG	1.0%	1.9%	(90)	1.3%	5.5%	(420)
Consolidated	-1.4%	1.2%	(260)	-0.7%	2.9%	(360)

BSG distributor sales consultants include 259 and 311 sales consultants employed by our franchisees at September 30, 2017 and 2016, respectively.

(1)  For the purpose of calculating our same store sales metrics, we compare the current period sales for stores open for 14 months or longer as of the last day of a month with the sales for these stores for the comparable period in the prior fiscal year. Our same store sales are calculated in constant U.S. dollars and include internet-based sales and the effect of store expansions, if applicable, but do not generally include the sales from stores relocated until 14 months after the relocation. The sales from stores acquired are excluded from our same store sales calculation until 14 months after the acquisition.